Exhibit 10.62

Ms. Hilary S. Ware is an executive officer of Hanover. On January 13, 2004 the Board of Directors adopted a resolution approving change of control protection for Ms. Ware, among others. The resolution provides that Ms. Ware is eligible for a change of control payment of 1x her base salary plus target bonus with no excise tax gross up payments. No formal agreement documenting such arrangement has been entered into with Ms. Ware as of March 11, 2005. Additionally, at the same time the Board approved change in control protection to all employees to provide accelerated vesting of all long-term incentives and a vesting of the Company’s match under the Hanover 401(k) plan. Ms. Ware would benefit from such resolution in the event of a change in control of Hanover.